REEBOK INTERNATIONAL LTD.
               (Amounts in Thousands, Except Per Share Data)


Exhibit 11  -  Statement RE:  Computation of Per Share Earnings


                                                    Three Months Ended
                                                          March 31,
                                                    __________________

                                                    1997        1996
                                                    ____        ____

Primary
________________________________

Average shares outstanding                          55,944      74,385

Net effect of dilutive stock options                 2,487         754
                                                    _______     _______

Total                                               58,431      75,139
                                                    =======     =======

Net income                                         $40,184     $48,415
                                                    =======     =======

Per share amount                                   $  0.69     $  0.64
                                                    =======     =======


Fully Diluted
________________________________

Average shares outstanding                          55,944      74,385

Net effect of dilutive stock options                 2,487         758
                                                    _______     _______

Total                                               58,431      75,143
                                                    =======     =======

Net income                                         $40,184     $48,415
                                                    =======     =======

Per share amount                                   $  0.69     $  0.64
                                                    =======     =======